Exhibit 99.2

FTS International Announces Amended RSA, Launch of Comprehensive Prepackaged Restructuring Plan with the Support of 87.56% of Secured Debt Claims

Restructuring will Delever Balance Sheet and Immediately Position Company for Long-Term Success, with No Expected Disruption to Customers, Services, Vendors, or Employees

FORT WORTH, Texas, September 21, 2020 -- FTS International, Inc. (NYSE American: FTSI) (“FTSI” or the “Company”) today announced that it has entered into a second amended and restated restructuring support agreement (the “RSA”) with creditors holding approximately 87.56% of the principal amount outstanding of the company’s secured debt (collectively, the “Consenting Creditors”) and intends to file voluntary cases under under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas on September 22, 2020 (the “Court”).

To implement the restructuring set forth in the RSA, the Company commenced solicitation of votes on the Company’s prepackaged chapter 11 plan of reorganization (the “Plan”) from the holders of the Company’s 6.250% senior secured notes due 2022 (the “Secured Notes”) and the Company’s term loan facility (the “Term Loan”). The Company intends to commence solicitation of votes from the Company’s existing equity interests following a “first-day” hearing before the Court, expected to be held on or about September 24, 2020.

The Company will continue to operate in the ordinary course of business during the restructuring, supported by the Consenting Creditors’ agreement to allow the Company to use existing cash to fund the chapter 11 cases. As of close of business on September 18, 2020, the Company’s cash balance was approximately $161 million. The Company intends to file a number of customary motions in the chapter 11 cases, including motions to allow the Company to continue to pay employee wages and benefits and make payments to its suppliers and other business partners.

The Plan and related disclosure statement are available at https://dm.epiq11.com/FTSI. Upon the chapter 11 filing, more information about the Company's restructuring, including access to all documents filed with the Court, will be available at https://dm.epiq11.com/FTSI. For further information regarding the restructuring, please contact the Company's solicitation agent, Epiq, at (888) 490-0882 (toll free) or (503) 597-5602 (international), or email them at FTSInternational@epiqglobal.com.

Kirkland & Ellis LLP and Winston & Strawn LLP are acting as legal counsel, Lazard Frères & Co., LLC is acting as financial advisor, and Alvarez & Marsal LLP is acting as restructuring advisor to the Company in connection with the restructuring. Davis Polk & Wardwell LLP is acting as legal counsel and Ducera Partners LLC and Silver Foundry, LP are acting as financial advisors to an ad hoc group of holders of Secured Notes and Consenting Creditors in connection with the restructuring. Stroock & Stroock & Lavan LLP is acting as legal counsel to an ad hoc group of Term Loan lenders and Consenting Creditors in connection with the restructuring.

About FTS International, Inc.

Headquartered in Fort Worth, Texas, FTS is an independent hydraulic fracturing service company and one of the only vertically integrated service providers of its kind in North America.

To learn more, visit www.FTSI.com.

Forward Looking Statements

This press release contains “forward-looking statements” related to future events. Forward-looking statements contain words such as “expect,” “anticipate,” “could,” “should,” “intend,” “plan,” “believe,” “seek,” “see,” “may,” “will,” “would,” or “target.” Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates and may include, for example, statements regarding our pursuing protection under Chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”), the Company’s ability to complete the restructuring, its ability to continue operating in the ordinary course while the Chapter 11 Cases are pending, the results and effects of the restructuring and the entry into a new revolving exit facility. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements, including risks and uncertainties regarding the Company’s ability to successfully complete a restructuring under Chapter 11, including: consummation of the restructuring; the Company’s ability to meet certain conditions in the RSA; potential adverse effects of the Chapter 11 Cases on the Company’s liquidity and results of operations; the Company’s ability to obtain timely approval by the bankruptcy court with respect to the motions filed in the Chapter 11 Cases; objections to the Company’s recapitalization process or other pleadings filed that could protract the Chapter 11 Cases; employee attrition and the Company’s ability to retain senior management and other key personnel due to the distractions and uncertainties; the Company’s ability to comply with financing arrangements; the Company’s ability to maintain relationships with suppliers, customers, employees and other third parties and regulatory authorities as a result of the Chapter 11 Cases and other matters; the effects of the Chapter 11 Cases on the Company and on the interests of various constituents, including holders of the Company’s common stock; the bankruptcy court’s rulings in the Chapter 11 Cases, including the approvals of the terms and conditions of the restructuring and the outcome of the Chapter 11 Cases generally; the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the Chapter 11 Cases; risks associated with third party motions in the Chapter 11 Cases, which may interfere with the Company’s ability to consummate the restructuring or an alternative restructuring transaction; increased administrative and legal costs related to the Chapter 11 process; potential delays in the Chapter 11 process due to the effects of the COVID-19 virus; and other litigation and inherent risks involved in a bankruptcy process. Forward-looking statements are also subject to the risk factors and cautionary language described from time to time in the reports the Company files with the U.S. Securities and Exchange Commission, including those in the Company’s most recent Annual Report on Form 10-K and any updates thereto in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements. The Company has no obligation to update or revise these forward-looking statements and does not undertake to do so.

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